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EXHIBIT 21.  Parent and Subsidiaries
National Commerce Bancorporation and Subsidiaries
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The following table shows the subsidiaries of NCBC, their jurisdiction of organization, and the percentage of voting securities owned by each subsidiary's parent as of December 31, 1996.
                                                                  %
                                                             of Voting
   Name                              Jurisdiction            Securities
    of                                   of                   Owned by
Subsidiary                           Organization   Parent     Parent
------------------------------------------------------------------------

National Bank of Commerce            United States  NCBC         100.00%

Commerce General Corporation         Tennessee      NBC          100.00

NBC Capital Markets Group, Inc.      Tennessee      NBC          100.00

Nashville Bank of Commerce           Tennessee      NCBC         100.00

NBC Bank, FSB (Knoxville)            Tennessee      NCBC         100.00

Commerce Capital Management,
  Inc.                               Tennessee      NCBC         100.00

Monroe Properties, Inc.              Tennessee      NCBC         100.00

Commerce Corporate Advisors, Inc.    Tennessee      Nashville    100.00

National Commerce Bank               Tennessee      Nashville    100.00
  Services, Inc.

Commerce Finance Company             Tennessee      NCBC         100.00

Commerce Acquisition Corp            Tennessee      NCBC         100.00

NBC Bank, FSB (Belzoni)              Mississippi    CAC          100.00

Brooks, Montague &
 Associates, Inc.                    Tennessee      NCBC         100.00

TransPlatinum Service Corp.          Tennessee      NCBC         100.00

Kenesaw Leasing, Inc.                Tennessee      Knoxville    100.00

All of the above subsidiaries are included in the consolidated financial statements contained in the report.